EXHIBIT 99



                                  PRESS RELEASE

                                                     FOR ADDITIONAL INFORMATION:
                                                       Contact Christy Coulston,
                                                         VP & Marketing Director
                                                         (707) 935-3200 Ext. 260


                         SONOMA VALLEY BANCORP ANNOUNCES
                            TOTAL ASSETS $218 MILLION

SONOMA, California, January 20, 2005- Sonoma Valley Bancorp President and CEO Mel Switzer, Jr. reported that the bank posted assets of $218 million at December 31, 2004, up $13 million or over 6% from $205 million a year ago. Deposits grew to $194 million, up $14 million or 7.8% from last year. Loans reached $151 million, up $31 million from year end 2003, a growth of over 25%. Earnings after taxes for the fourth quarter were $826,000, or a gain of 7.5% over the fourth quarter of 2003.

Earnings for the year ending December 31, 2004 were $2,908,000 or $1.35 per share versus $1.34 one year ago. Remarkably, total earnings were down only $3,000 from the previous year, despite the expenses related to opening the new branch, Banco de Sonoma, and the additional costs associated with the issuance of stock options. The annualized Return on Average Assets was 1.38% and the annualized Return on Average Equity was 13.98%. The Book Value for the stock at period end was $9.65.

Findley Reports, Inc. named Sonoma Valley Bancorp to its list of SUPER PREMIER PERFORMING BANKS for the eleventh year in 2004, based on the company's financial strength and strong earnings.

Sonoma Valley Bancorp shares are listed on the OTC Bulletin Board (OTCBB) and the stock symbol is SBNK.

This press release may contain forward-looking statements, which are not historical facts, but which management believes are a benefit to shareholders. These forward looking statements may include management's expectations regarding future events and performance of its subsidiary, Sonoma Valley Bank, including such items as operating efficiencies, projected growth in loans and deposits, future operating results and forecasts, net interest margin, strength of the local economy where Sonoma Valley Bank principally operates, and federal fiscal policies. Future events are difficult to predict and such forward-looking statements contained in this press release which are not historical facts are subject to risks and uncertainties that could cause actual results to differ materially and adversely from those expressed, including, but not limited to, certain changes in the local economy, changes in interest rates and federal fiscal policies, and changes in competition. In addition, the Company discusses certain other risks and uncertainties related to its operations in its reports filed with the Securities and Exchange Commission, which risks and discussion should be read in conjunction with this press release. The Company assumes no obligation to publicly revise forward-looking statements to reflect subsequent events or changed circumstances.